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                                  [LETTERHEAD]



January 11, 1999

Mr. Larry Fishkin
2542 Washington Street
San Francisco, CA 94115

Dear Larry:

I am pleased to offer you a position AS VICE PRESIDENT, BUSINESS DEVELOPMENT for Ask Jeeves, Inc. ("the Company"). Your first day of employment will be January 18, 1999 (your "Start Date"). You will report to Rob Wrubel, president and CEO.

BASE SALARY
You will receive an annual salary of $130,000, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will also be eligible to participate in any employee benefit programs that are, or may become, available to a Vice President of Business Development at Ask Jeeves.

BONUS
You will be eligible to receive a bonus of $50,000, payable at the end of 1999, based on criteria which will be jointly determined between you and the Company within 30 days of your Start Date.

Please note that this bonus plan is for 1999 only, and future bonus plans, if any, will be defined at a later date.

OPTIONS
Upon your employment you will be awarded an option to purchase 450,000 shares of the Company's common stock pursuant to the Company incentive stock option plan (the "Plan"), vesting over a period of four years, with 25% of the shares vesting on the first anniversary of your employment, and the remaining shares vesting in 36 equal monthly installments thereafter, with a ten-year term, at a price equal to the fair market value of the shares as of the date of board approval of your options.


SEVERANCE PACKAGE
The Company shall have the right to terminate your employment with the Company at any time with or without cause. "Cause" for termination shall mean:

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Larry Fishkin
01/11/99
Page 2


(a) indictment or conviction of any felony or of any crime involving dishonesty;
(b) participation in any fraud against the Company; (c) breach of your duties to the Company, including persistent unsatisfactory performance of job duties; or
(d) intentional damage to any property of the Company.

In the event that your employment is subject to an involuntary termination without cause at any time during your employment due to a change in control of the Company, you will be entitled to a severance package of six months base salary plus immediate vesting of 12/48th of the options promised to you under this offer of employment, in addition to those that would be vested at the date of your termination under the company's incentive stock option plan.


Involuntary Termination shall mean the termination of Service which occurs by reason of:
(i) involuntary dismissal or discharge by the Corporation for reasons other than Cause, or;
(ii) such individual's voluntary resignation following (A) a change in position with the Corporation which materially reduces his level of responsibility, (B) a reduction in his level of compensation (including base salary, fringe benefits and participation in corporate-performance based bonus or incentive programs) by more than 15% or (C) a relocation of such individual's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual's consent.

You will not be eligible for this severance package in the event that your employment is subject to involuntary termination for reasons other than change of control of the Company.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, with or without reason.

Enclosed is a summary of current Company benefits. Benefits, payroll, and other human resource management services are provided through TriNet Employer Group, Inc. TriNet is a professional employer organization (PEO) contracted by Ask Jeeves to perform selected employer responsibilities on our behalf. As a result of Ask Jeeves' arrangement with TriNet, TriNet will be considered your employer of record for payroll, benefits, and other functions involving employer related administration, including your new hire enrollment processing. However, as Ask Jeeves is the company for which you will perform service, we will retain the right to control and direct your work, its results, and the manner and means by which your work is accomplished.

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Larry Fishkin
01/11/99
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For purposes of federal immigration law, you will be required to provide the
Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire or our employment relationship with you may be terminated.

I have enclosed our Confidential Information and Invention Assignment Agreement. If you accept this offer, please return to me a signed copy of this agreement.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Berkeley, California.

However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the Confidential Information and Invention Assignment Agreement between you and the Company, sets forth the terms of your employment with the Company and supercedes any prior representations or agreements, whether written or oral. This letter may not be amended or modified except by written agreement signed by the Company and by you. This offer expires on January 11, 1999.


Welcome to Ask Jeeves!


Sincerely,


/s/ Robert Wrubel

Robert Wrubel
President
Ask Jeeves, Inc.

Enclosures

Accepted:

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Larry Fishkin
01/11/99
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/s/ Larry Fishkin                            January 11, 1999
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Larry Fishkin                                Date